Exhibit 99.1

Sterling Bancorp Reports First Quarter 2022 Financial Results

Southfield, Michigan, May 2, 2022 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported its unaudited financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights

•	Net income of $5.3 million, or $0.10 per diluted share
•	Net interest margin of 3.03%
•	Non-interest expense of $19.4 million
•	Provision (recovery) for loan losses of $(4.3) million; ratio of allowance for loan losses to total loans held for investment of 2.80%
•	Shareholders’ equity of $341.4 million
•	Bank capital ratios continue to be in excess of minimum ratios required to be considered “well-capitalized” with a leverage ratio of 13.65%, a total risk-based capital ratio of 23.29% and a common equity tier one ratio of 22.02%
•	The Company’s consolidated leverage ratio of 12.23%, total risk-based capital ratio of 23.21% and common equity tier one ratio of 19.72% continue to exceed minimum regulatory capital requirements
•	Total deposits of $2.2 billion
•	Total gross loans of $1.9 billion
•	Nonperforming loans and troubled debt restructurings were $46.9 million (or 2.50% of total loans held for investment) compared to $65.3 million (or 3.25% of total loans held for investment) at December 31, 2021
•	Sale of commercial real estate loans held for sale, primarily consisting of loans secured by single-room occupancy hotel properties, for cash proceeds of $49.6 million

The Company reported net income of $5.3 million, or $0.10 per diluted share, for the quarter ended March 31, 2022, compared to net income of $8.1 million, or $0.16 per diluted share, for the quarter ended December 31, 2021.

“Sterling’s first quarter of 2022 produced several improvements and milestones. Most importantly, our credit quality metrics continue the improvement that we have witnessed over the past few quarters. This was accomplished by both the continued hard work of our credit loss mitigation efforts and the successful sale of higher risk single room occupancy loans with original balances of approximately $62 million. Additionally, we continued to make meaningful progress on resolving the multiple regulatory matters as contained in our Formal Agreement with the OCC. The volume of remedial work remains substantial but the progress to date has been significant,” said Thomas M. O’Brien, Chairman, President, and Chief Executive Officer.

Balance Sheet

Total Assets – Total assets of $2.8 billion as of March 31, 2022 reflected a decrease of $67.7 million, or 2%, from $2.9 billion at December 31, 2021.

Cash and due from banks increased $75.0 million, or 18%, to $486.7 million at March 31, 2022 compared to $411.7 million at December 31, 2021. Investment securities, which we consider part of our liquid assets, increased $50.5 million, or 16%, to $364.4 million at March 31, 2022 compared to $313.9 million at December 31, 2021.

Total loans held for investment of $1.9 billion at March 31, 2022 reflected a decline of $138.2 million, or 7%, from $2.0 billion at December 31, 2021. In regard to loans held for sale, in February 2022, the Company sold substantially all of the commercial real estate loans held for sale for cash proceeds of $49.6 million.

Total Deposits – Total deposits of $2.2 billion at March 31, 2022 reflected a decrease of $61.6 million, or 3%, from December 31, 2021. Money market, savings and NOW deposits of $1.3 billion were relatively unchanged from December 31, 2021. Time deposits decreased $76.0 million, or 9%, compared to December 31, 2021. Noninterest-bearing deposits were $64.9 million at March 31, 2022 compared to $63.8 million at December 31, 2021. There were no outstanding brokered deposits at March 31, 2022. Brokered deposits, included in time deposits, were $20.1 million at December 31, 2021.

Capital – Total shareholders’ equity was $341.4 million as of March 31, 2022 compared to $343.6 million at December 31, 2021. The decline in shareholders’ equity is attributable to accumulated other comprehensive income (loss) due to unrealized losses on our investment securities portfolio, which is primarily attributable to changes in market value due to the current rising interest rate environment. These changes do not necessarily impact our realized returns since the Bank has both the intent and ability to hold these investment securities until maturity or the price recovers.

The Bank, after consultation with the Office of the Comptroller of the Currency (“OCC”), determined that a risk-weighting of 100% should be applied to its Advantage Loan Program loans under the risk weighting requirements set forth under the Basel III capital rules for first-lien residential mortgage exposures commencing with the first quarter of 2022. Previously, the Company and the Bank generally applied a 50% risk weight to the Advantage Loan Program loans. The Bank exceeded all regulatory capital requirements required to be considered “well-capitalized” as of March 31, 2022, and the Company exceeded all applicable minimum regulatory capital requirements as of such date, as summarized in the following tables:

Company Capital	Minimum Requirements	Company Actual at March 31, 2022
Total adjusted capital to risk-weighted assets	8.00%	23.21%
Tier 1 (core) capital to risk-weighted assets	6.00%	19.72%
Common Equity Tier 1 (CET1)	4.50%	19.72%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	4.00%	12.23%

Bank Capital	To Be Well Capitalized	Bank Actual at March 31, 2022
Total adjusted capital to risk-weighted assets	10.00%	23.29%
Tier 1 (core) capital to risk-weighted assets	8.00%	22.02%
Common Equity Tier 1 (CET1)	6.50%	22.02%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	5.00%	13.65%

Asset Quality and Provision (Recovery) for Loan Losses – A provision (recovery) for loan losses of $(4.3) million was recorded for the first quarter of 2022 compared to a provision (recovery) for $(6.1) million for the fourth quarter of 2021. The allowance for loan losses at March 31, 2022 was $52.5 million, or 2.80% of total loans held for investment, compared to $56.5 million, or 2.81% of total loans held for investment, at December 31, 2021.

Net recoveries during the first quarter of 2022 were $0.2 million compared to net charge offs of $7.6 million in the fourth quarter of 2021. Net charge offs in the fourth quarter of 2021 included $7.9 million in write-downs of our recorded investment in commercial real estate loans reclassified to loans held for sale from loans held for investment.

Nonperforming assets at March 31, 2022 totaled $54.1 million, or 1.93% of total assets, compared to $83.3 million, or 2.90% of total assets, at December 31, 2021. Nonperforming assets at March 31, 2022 included $44.2 million of nonperforming loans held for investment, $7.2 million of nonaccrual loans held for sale and $2.7 million of troubled debt restructurings. Nonperforming assets at December 31, 2021 included $62.6 million of nonperforming loans held for investment, $18.0 million of nonaccrual loans held for sale and $2.7 million of troubled debt restructurings. Total gross loans delinquent 30 days or more decreased during the first quarter of 2022 to $81.4 million, or 4.3% of total gross loans, from $118.8 million, or 5.7% of total gross loans, at December 31, 2021.

“We continue to see improvement across all of our credit metrics. Included in the nonperforming assets are $44.6 million of residential Advantage Loan Program loans of which approximately $16.9 million are paying currently and likely will be moved to accrual status in the current year,” said O’Brien.

Results of Operations

Net Interest Income and Net Interest Margin – Net interest income for the first quarter of 2022 was $21.3 million compared to $21.7 million for the fourth quarter of 2021 and $23.2 million for the first quarter of 2021. The decline in net interest income was due primarily to a decline in the average balance of our loan portfolio of $170.9 million, or 8%, from $2.2 billion in the fourth quarter of 2021 to $2.0 billion in the first quarter of 2022, while the average balance of lower-yielding securities and other interest-earning liquid assets in the first quarter of 2022 increased $17.7 million, or 2%, to $802.8 million compared to $785.1 million in the fourth quarter of 2021. The overall decline in interest income on interest earning assets was partially offset by a decrease in interest expense since our average rate paid on interest-bearing deposits declined from 0.47% in the fourth quarter of 2021 to 0.43% in the first quarter of 2022. Our average interest-bearing deposits decreased $58.6 million in the first quarter of 2022 from $2.2 billion in the fourth quarter of 2021. Additionally, total average interest-bearing liabilities decreased in the first quarter of 2022 due to our repayment of borrowings of $157.0 million with the FHLB in the fourth quarter of 2021.

The net interest margin of 3.03% for the first quarter of 2022 increased compared to 2.94% for the fourth quarter of 2021 and 2.45% for the first quarter of 2021. The increase in our net interest margin in the first quarter of 2022 was favorably impacted by an increase in the average rate on interest earning assets of 4 basis points and a decrease in the cost of average interest-bearing liabilities of 4 basis points, each as compared to the immediately prior quarter. The increase in the average rate on interest earning assets in the first quarter of 2022 related to interest collected from nonperforming commercial real estate loans and construction loans.

Non-Interest Income – Non-interest income for the first quarter of 2022 was $1.4 million, a $2.2 million decrease from $3.6 million for the immediately prior quarter. Non-interest income for the fourth quarter of 2021 included $2.9 million received from one of our insurance carriers in settlement of one of our policies at the same time as the settlement of the class action lawsuit. This decrease was partially offset by approximately $0.4 million in recoveries of the loan valuation losses previously taken on the commercial real estate portfolio during the period it was reflected as loans held for sale and an increase in net servicing income of $0.3 million due primarily to an increase in long-term interest rates, which increased the value of mortgage servicing rights.

Non-Interest Expense – Non-interest expense of $19.4 million for the first quarter of 2022 reflected a decrease of $0.5 million, or 2%, compared to $19.9 million for the fourth quarter of 2021. This decrease was primarily due to a reduction in professional fees incurred due to the completion of certain refinements to the Bank’s BSA/AML compliance programs from the fourth quarter of 2021. This decrease was partially offset by an increase in salaries and employee benefits. The fourth quarter of 2021 includes a reversal of deferred compensation of $0.5 million that was forfeited in connection with an employee’s termination of service.

Income Tax Expense – The effective tax rate was 30.3% for the first quarter of 2022 compared to 30.2% for the fourth quarter of 2021.

Mr. O’Brien said, “Finally, the government investigations with respect to the Advantage Loan Program have progressed significantly, and we have recently commenced discussions with the DOJ and OCC regarding possible resolution of the investigations. It is too early in the process for us to have any clarity on the final outcome of the investigations. We would hope to be able to report further on our progress during the third quarter, but we have no control over the timing, and much work still needs to be done. The board and management are working diligently to cooperate fully with every aspect of these investigations and will continue to do so.”

Conference Call and Webcast

Management will host a conference call on Monday, May 2, 2022 at 1:00 p.m. Eastern Time to discuss the Company’s unaudited financial results for the quarter ended March 31, 2022. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the United States is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through May 9, 2022 by dialing (877) 344-7529, using conference ID number 8158471.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City. Sterling offers a range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would” and “annualized,” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2022, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Investor Contact:

Sterling Bancorp, Inc.

Karen Knott

Executive Vice President and Chief Financial Officer

(248) 359-6624

kzaborney@sterlingbank.com

Sterling Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)

	At and for the Three Months Ended
(dollars in thousands, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021
Net income	$5,260	$8,056	$2,325
Income per share, diluted	$0.10	$0.16	$0.05
Net interest income	$21,272	$21,718	$23,227
Net interest margin	3.03%	2.94%	2.45%
Non-interest income	$1,411	$3,564	$453
Non-interest expense	$19,423	$19,864	$21,334
Loans, net of allowance for loan losses	$1,822,186	$1,956,266	$2,389,599
Total deposits(1)	$2,200,172	$2,261,735	$2,914,762
Nonperforming loans	$44,229	$62,654	$83,578
Allowance for loan losses to total loans	2.80%	2.81%	2.92%
Allowance for loan losses to nonaccrual loans	119%	90%	86%
Nonaccrual loans to total loans outstanding	2.36%	3.11%	3.39%
Net charge offs (recoveries) during the period to average loans outstanding during the period	(0.01)%	0.35%	(0.01)%
Provision (recovery) for loan losses	$(4,289)	$(6,119)	$(737)
Net charge offs (recoveries)	$(196)	$7,571	$(221)
Return on average assets	0.74%	1.07%	0.24%
Return on average shareholders' equity	6.08%	9.49%	2.87%
Efficiency ratio	85.63%	78.57%	90.09%
Capital Ratios
Regulatory and Other Capital Ratios— Consolidated:
Total adjusted capital to risk-weighted assets	23.21%	29.02%	23.52%
Tier 1 (core) capital to risk-weighted assets	19.72%	24.08%	18.48%
Common Equity Tier 1 (CET1)	19.72%	24.08%	18.48%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	12.23%	11.47%	8.34%

Regulatory and Other Capital Ratios—Bank:
Total adjusted capital to risk-weighted assets	23.29%	28.07%	22.66%
Tier 1 (core) capital to risk-weighted assets	22.02%	26.79%	21.37%
Common Equity Tier 1 (CET1)	22.02%	26.79%	21.37%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	13.65%	12.77%	9.60%

(1) Refer to note to the condensed consolidated balance sheets.

Sterling Bancorp, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)	March 31, 2022	December 31, 2021	% change	March 31, 2021	% change
Assets
Cash and due from banks	$486,743	$411,676	18%	$873,223	(44)%
Interest-bearing time deposits with other banks	1,183	1,183	0%	5,528	(79)%
Investment securities	364,361	313,879	16%	259,686	40%
Loans held for sale	12,230	64,987	(81)%	19,848	(38)%
Loans, net of allowance for loan losses of $52,455, $56,548 and $71,871	1,822,186	1,956,266	(7)%	2,389,599	(24)%
Accrued interest receivable	6,655	7,696	(14)%	10,439	(36)%
Mortgage servicing rights, net	2,888	2,722	6%	4,626	(38)%
Leasehold improvements and equipment, net	7,144	7,421	(4)%	9,085	(21)%
Operating lease right-of-use assets	17,210	18,184	(5)%	18,791	(8)%
Federal Home Loan Bank stock, at cost	20,288	22,950	(12)%	22,950	(12)%
Cash surrender value of bank-owned life insurance	33,163	33,033	0%	32,631	2%
Deferred tax asset, net	20,865	21,426	(3)%	24,104	(13)%
Other assets	14,213	15,407	(8)%	23,517	(40)%
Total assets	$2,809,129	$2,876,830	(2)%	$3,694,027	(24)%

Liabilities
Noninterest-bearing deposits(1)	$64,944	$63,760	2%	$65,320	(1)%
Interest-bearing deposits(2)	2,135,228	2,197,975	(3)%	2,771,407	(23)%
Deposits held for sale(3)	—	—	—	78,035	(100)%
Total deposits	2,200,172	2,261,735	(3)%	2,914,762	(25)%
Federal Home Loan Bank borrowings	150,000	150,000	0%	318,000	(53)%
Subordinated notes, net	65,326	65,343	0%	65,384	0%
Operating lease liabilities	18,421	19,400	(5)%	20,056	(8)%
Accrued expenses and other liabilities(1)(2)	33,804	36,725	(8)%	53,909	(37)%
Total liabilities	2,467,723	2,533,203	(3)%	3,372,111	(27)%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—
Common stock, no par value, authorized 500,000,000 shares; issued and outstanding 50,496,833 shares at March 31, 2022, 50,460,932 shares at December 31, 2021 and 50,009,407 shares at March 31, 2021	82,157	82,157	0%	80,807	2%
Additional paid-in capital	14,186	14,124	0%	13,603	4%
Retained earnings	253,503	248,243	2%	227,178	12%
Accumulated other comprehensive income (loss)	(8,440)	(897)	N/M	328	N/M
Total shareholders’ equity	341,406	343,627	(1)%	321,916	6%
Total liabilities and shareholders’ equity	$2,809,129	$2,876,830	(2)%	$3,694,027	(24)%

N/M- not meaningful
(1) (2) Certain prior period amounts have been reclassified to conform with the current period presentation. The Company has (1) reclassified custodial escrow balances maintained with serviced loans of $3,991 from accrued expenses and other liabilities to non-interest bearing deposits and (2) reclassified accrued interest on outstanding time deposits of $21,539 from accrued expenses and other liabilities to interest-bearing deposits in the condensed consolidated balance sheet at March 31, 2021.
(3) Deposits held for sale were transferred on the sale of the Bellevue, Washington Branch on July 23, 2021.

Sterling Bancorp, Inc.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(dollars in thousands, except per share amounts)	March 31, 2022	December 31, 2021	% change	March 31, 2021	% change
Interest income
Interest and fees on loans	$23,868	$25,106	(5)%	$31,294	(24)%
Interest and dividends on investment securities and restricted stock	835	644	30%	390	N/M
Other interest	215	182	18%	263	(18)%
Total interest income	24,918	25,932	(4)%	31,947	(22)%
Interest expense
Interest on deposits	2,330	2,637	(12)%	6,702	(65)%
Interest on Federal Home Loan Bank borrowings	352	607	(42)%	838	(58)%
Interest on subordinated notes	964	970	(1)%	1,180	(18)%
Total interest expense	3,646	4,214	(13)%	8,720	(58)%
Net interest income	21,272	21,718	(2)%	23,227	(8)%
Provision (recovery) for loan losses	(4,289)	(6,119)	30%	(737)	N/M
Net interest income after recovery of loan losses	25,561	27,837	(8)%	23,964	7%
Non-interest income
Service charges and fees	122	86	42%	159	(23)%
Gain on sale of mortgage loans held for sale	197	15	N/M	398	(51)%
Unrealized losses on equity securities	(236)	(43)	N/M	(90)	(2)
Net servicing income (loss)	443	161	N/M	(430)	N/M
Income on cash surrender value of bank-owned life insurance	328	326	1%	313	5%
Other	557	3,019	(82)%	103	N/M
Total non-interest income	1,411	3,564	(60)%	453	N/M
Non-interest expense
Salaries and employee benefits	9,617	8,920	8%	7,848	23%
Occupancy and equipment	2,142	2,268	(6)%	2,196	(2)%
Professional fees	5,157	6,209	(17)%	8,755	(41)%
FDIC assessments	369	393	(6)%	719	(49)%
Data processing	805	711	13%	346	N/M
Net recovery of mortgage repurchase liability	(213)	(271)	21%	(153)	(39)%
Other	1,546	1,634	(5)%	1,623	(5)%
Total non-interest expense	19,423	19,864	(2)%	21,334	(9)%
Income before income taxes	7,549	11,537	(35)%	3,083	N/M
Income tax expense	2,289	3,481	(34)%	758	N/M
Net income	$5,260	$8,056	(35)%	$2,325	N/M
Income per share, basic and diluted	$0.10	$0.16		$0.05
Weighted average common shares outstanding:
Basic	50,191,288	50,167,295		49,851,202
Diluted	50,406,123	50,316,155		49,912,860

N/M- not meaningful

Sterling Bancorp, Inc.
Selected Financial Data (Unaudited)

	Three Months Ended
Performance Ratios:	March 31, 2022	December 31, 2021	March 31, 2021
Return on average assets	0.74%	1.07%	0.24%
Return on average shareholders' equity	6.08%	9.49%	2.87%
Yield on average interest earning assets	3.55%	3.51%	3.36%
Cost of average interest-bearing liabilities	0.62%	0.66%	1.05%
Net interest spread	2.93%	2.85%	2.31%
Net interest margin	3.03%	2.94%	2.45%
Efficiency ratio(1)	85.63%	78.57%	90.09%

(1) Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

Sterling Bancorp, Inc.
Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,660,692	$18,278	4.40%	$1,775,663	$19,593	4.41%	$2,006,112	$24,596	4.90%
Commercial real estate	247,044	3,436	5.56%	281,844	3,351	4.76%	256,610	3,183	4.96%
Construction	95,123	2,149	9.04%	114,974	2,139	7.44%	198,628	3,412	6.87%
Commercial lines of credit	350	5	5.71%	1,622	23	5.67%	5,687	103	7.24%
Total loans	2,003,209	23,868	4.77%	2,174,103	25,106	4.62%	2,467,037	31,294	5.07%
Securities, includes restricted stock(2)	350,150	835	0.95%	300,435	644	0.86%	312,969	390	0.50%
Other interest-earning assets	452,651	215	0.19%	484,631	182	0.15%	1,017,642	263	0.10%
Total interest-earning assets	2,806,010	24,918	3.55%	2,959,169	25,932	3.51%	3,797,648	31,947	3.36%
Noninterest-earning assets
Cash and due from banks	4,016			4,216			7,806
Other assets	43,322			36,201			42,969
Total assets	$2,853,348			$2,999,586			$3,848,423
Interest-bearing liabilities
Money market, savings and NOW	$1,310,848	$707	0.22%	$1,304,133	$711	0.22%	$1,382,390	$935	0.27%
Time deposits(3)	861,785	1,623	0.76%	927,129	1,926	0.82%	1,615,949	5,767	1.45%
Total interest-bearing deposits	2,172,633	2,330	0.43%	2,231,262	2,637	0.47%	2,998,339	6,702	0.91%
FHLB borrowings	150,000	352	0.94%	233,413	607	1.02%	318,013	838	1.05%
Subordinated notes, net	65,337	964	5.90%	65,354	970	5.94%	65,358	1,180	7.22%
Total borrowings	215,337	1,316	2.44%	298,767	1,577	2.07%	383,371	2,018	2.11%
Total interest-bearing liabilities	2,387,970	3,646	0.62%	2,530,029	4,214	0.66%	3,381,710	8,720	1.05%
Noninterest-bearing liabilities
Demand deposits(4)	64,119			65,083			66,103
Other liabilities(3)(4)	55,479			64,841			76,603
Shareholders' equity	345,780			339,633			324,007
Total liabilities and shareholders' equity	$2,853,348			$2,999,586			$3,848,423
Net interest income and spread(2)		$21,272	2.93%		$21,718	2.85%		$23,227	2.31%
Net interest margin(2)			3.03%			2.94%			2.45%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.
(2) Interest income does not include taxable equivalence adjustments.
(3) (4) Certain prior period amounts have been reclassified to conform with the current period presentation. The Company has (3) reclassified accrued interest on outstanding time deposits from other liabilities to interest-bearing deposits and (4) reclassified custodial escrow balances maintained with serviced loans from other liabilities to noninterest-bearing deposits in the average consolidated balance sheet at March 31, 2021.

Sterling Bancorp, Inc.
Loan Composition (Unaudited)

(dollars in thousands)	March 31, 2022	December 31, 2021	% change	March 31, 2021	% change
Residential real estate	$1,580,759	$1,704,231	(7)%	$2,008,439	(21)%
Commercial real estate	219,767	201,240	9%	263,508	(17)%
Construction	73,778	106,759	(31)%	184,490	(60)%
Commercial lines of credit	334	363	(8)%	5,029	(93)%
Other consumer	3	221	(99)%	4	(25)%
Total loans held for investment	1,874,641	2,012,814	(7)%	2,461,470	(24)%
Less: allowance for loan losses	(52,455)	(56,548)	(7)%	(71,871)	(27)%
Loans, net	$1,822,186	$1,956,266	(7)%	$2,389,599	(24)%

Loans held for sale	$12,230	$64,987	(81)%	$19,848	(38)%
Total gross loans	$1,886,871	$2,077,801	(9)%	$2,481,318	(24)%

Sterling Bancorp, Inc.
Allowance for Loan Losses (Unaudited)

	Three Months Ended
(dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Balance at beginning of period	$56,548	$70,238	$72,387
Provision (recovery) for loan losses	(4,289)	(6,119)	(737)
Charge offs	—	(7,921)	—
Recoveries	196	350	221
Balance at end of period	$52,455	$56,548	$71,871

Sterling Bancorp, Inc.
Deposit Composition (Unaudited)

(dollars in thousands)	March 31, 2022	December 31, 2021	% change	March 31, 2021	% change
Noninterest-bearing deposits(1)	$64,944	$63,760	2%	$65,320	(1)%
Money Market, Savings and NOW	1,319,444	1,306,155	1%	1,292,572	2%
Time deposits(2)	815,784	891,820	(9)%	1,478,835	(45)%
Deposits held for sale(3)	—	—	—	78,035	(100)%
Total deposits	$2,200,172	$2,261,735	(3)%	$2,914,762	(25)%

(1) The Company has included custodial escrow balances maintained with serviced loans of $3,991 in noninterest-bearing deposits at March 31, 2021 to conform to the March 31, 2022 and December 31, 2021 presentation.
(2) The Company has included accrued interest on outstanding time deposits of $21,539 in interest-bearing deposits at March 31, 2021 to conform to the March 31, 2022 and December 31, 2021 presentation.
(3) Deposits held for sale were transferred on the sale of the Bellevue, Washington Branch on July 23, 2021.

Sterling Bancorp, Inc.
Credit Quality Data (Unaudited)

	At and for the Three Months Ended
(dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Nonperforming residential real estate loans(1)	$38,338	$45,714	$27,680
Nonperforming commercial loans(1)(2)	5,891	16,940	55,898
Total nonperforming loans(1)	$44,229	$62,654	$83,578
Nonperforming loans to total loans(1)	2.36%	3.11%	3.40%
Other troubled debt restructurings(2)	$2,662	$2,664	$7,646
Nonaccrual loans held for sale	$7,249	$18,026	$18,572
Nonperforming assets(3)	$54,140	$83,344	$109,963
Nonperforming assets to total assets	1.93%	2.90%	2.98%
Allowance for loan losses to total loans	2.80%	2.81%	2.92%
Allowance for loan losses to nonaccrual loans	119%	90%	86%
Nonaccrual loans to total loans outstanding	2.36%	3.11%	3.39%
Net charge offs (recoveries) to average loans	(0.01)%	0.35%	(0.01)%

(1) Nonperforming loans include nonaccrual loans (including troubled debt restructurings on nonaccrual status) of $44,191, 62,615 and $83,533 and loans past due 90 days or more and still accruing interest of $38, $39 and $45 at March 31, 2022, December 31, 2021 and March 31, 2021, respectively, but exclude nonaccrual loans held for sale.
(2) Other troubled debt restructurings exclude those loans presented as nonaccrual or past due 90 days or more and still accruing interest.
(3) Nonperforming assets include nonperforming loans, nonaccrual loans held for sale, other troubled debt restructurings and other loan collateral acquired through foreclosure or repossession.